EXHIBIT 3.16

CERTIFICATE OF LIMITED PARTNERSHIP

OF

GRAPEVINE GOLF CLUB, L.P.

THIS CERTIFICATE OF LIMITED PARTNERSHIP (this “Certificate”) is made as of the 20th day of July, 1999.

Pursuant to the Delaware revised Uniform Limited Partnership Ace, the undersigned does hereby certify that:

1. Name. The name of the Partnership is Grapevine Golf Club, L.P.

2. Registered Office and Registered Agent. The name of the Registered Agent and its address and the address of the Registered Office of the Partnership for service of process in Delaware is:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

3. Name and Address of General Partner. The name, mailing, and street address of the business of the sole general partner of the Partnership is as follows:

Grapevine Golf, L.L.C.

8505 Freeport parkway, Suite 380

Irving, Texas 75063

This Certificate has been executed as of the day and year first above written by the sole general partner of the Partnership.

GRAPEVINE GOLF, L.L.C.

By:	/S/ Dallas Addison
Dallas Addison
Attorney-in-fact